Exhibit 10.7

UNITED BUSINESS BANK

AMENDED AND RESTATED JOINT

BENEFICIARY AGREEMENT

(By and Between United Business Bank and George J. Guarini)

Insurer/Policy:	[Intentionally Omitted]

Bank:	United Business Bank

Insured:	George J. Guarini

Relationship of Insured to Bank:	Executive

Effective Date:	April 17, 2018

The respective rights and duties of UNITED BUSINESS BANK (hereinafter the “Bank”) and GEORGE J. GUARINI (hereinafter the “Insured”) in the above-referenced Policy(ies) shall be pursuant to the terms set forth below. The Bank (formerly known as Bay Commercial Bank) and the Insured previously entered into a Joint Beneficiary Agreement with respect to the above-referenced Policy(ies) effective January 1, 2014 (the “Prior Agreement”), and this Amended and Restated Joint Beneficiary Agreement (the “Agreement”) amend and restates, and supersedes in its entirety, the Prior Agreement.

1.	DEFINITIONS.

Refer to the Policy(ies) contract for the definition of any terms in this Joint Beneficiary Agreement (hereinafter “Agreement”) that are not defined herein. If the definition of a term in the Policy(ies) is inconsistent with the definition of a term in this Agreement, then the definition of the term as set forth in this Agreement shall supersede and replace the definition of the terms as set forth in the Policy(ies).

1.1	Accelerated Benefit. The term “Accelerated Benefit” shall mean amounts requested and received pursuant to any Policy(ies) rider permitting the policyowner or Insured access to portions of the eligible death benefit in the event the Insured (a) is diagnosed with a chronic or terminal illness (as required by the individual Policy(ies)), and (b) is deemed to have an Unforeseeable Emergency.

1.2	Beneficiary. “Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Paragraph 3 below that are entitled to receive benefits under this Plan upon the death of the Insured.

1.3	Beneficiary Designation Form. “Beneficiary Designation Form” shall mean the form established from time to time by the Bank and the Administrator, which an Insured completes, signs and returns in order to designate one or more Beneficiaries.

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1.4	Board. “Board” means the Board of Directors of the Bank.

1.5	Claimant. “Claimant” shall have the meaning assigned to an individual who makes a claim pursuant to the provisions of Paragraph 12 below.

1.6	Code. The term the “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.7	ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.8	Net Amount-at-Risk. The term “Net Amount-at-Risk” (hereinafter “NAR”) shall be defined as the total proceeds of the Policy(ies) less the cash value of the Policy(ies).

1.9	Plan. The term “Plan” refers to this arrangement, as evidenced by this Agreement, whereby the Insured (or the Insured’s Beneficiary) is entitled to receive a benefit.

1.10	Separation from Service. The term “Separation from Service” (or “Separates from Service”) shall mean a cessation or reduction in the Insured’s services as an executive and director of the Bank (and any other affiliated entities that are deemed to constitute a “service recipient” as defined in Treasury Regulation §1.409A-1(h)(3)) that constitutes a “Separation from Service” as determined under Section 409A of the Code, taking into account all of the facts, circumstances, rules and presumptions set forth in Treasury Regulation §1.409A-1(h), with such term to be read and interpreted consistent with Section 409A of the Code and all regulations and guidance related thereto.

1.11	Unforeseeable Emergency. The term “Unforeseeable Emergency” means a severe financial hardship to the Insured resulting from a chronic or terminal illness (as required by the individual Policy(ies)) of the Insured. The amount of such distribution may not exceed the amounts necessary to satisfy the emergency. The circumstances that will constitute an “Unforeseeable Emergency” will depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Insured’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

2.	POLICY(IES) TITLE AND OWNERSHIP.

Title and ownership of the Policy(ies) shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank, in its sole discretion, may surrender or terminate the Policy(ies) at any time and for any reason. Where the Bank and the Insured (or assignee, with the consent of the Insured) mutually agree to exercise the right to increase the coverage under the subject Policy(ies), then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

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The Bank (or the trustee, in the event of the establishment of a Rabbi Trust, at the direction of the Bank) may sell, surrender or transfer ownership of the Policy to the Insurer or any third party, provided that, in the event of any such sale, surrender or transfer prior to termination of this Agreement, the Bank (or trustee) replaces the Policy with a life insurance policy or policies on the life of the Insured providing death benefits that are at least as much as that of the Policy being replaced. The rights, duties and benefits of the Bank, the Insured or the trustee with respect to any such replacement policy shall be subject to the terms of this Agreement. At the request of the Bank, the Insured shall take any and all actions that the Bank determines may be reasonably necessary for the sale, surrender or transfer of the Policy, the issuance of a replacement policy(ies), and subjecting the replacement policy(ies) to the terms of this Agreement.

3.	BENEFICIARY DESIGNATION RIGHTS.

The Insured (or assignee) shall have the right and power to designate a “Beneficiary” or “Beneficiaries” to receive the Insured’s share of the proceeds payable upon the death of the Insured, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

A divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

4.	PREMIUM PAYMENT METHOD.

Subject to the Bank’s absolute right to surrender or terminate the Policy(ies) at any time and for any reason, the Bank shall pay the premium required for each Policy as it becomes due.

5.	TAXABLE BENEFIT.

Annually the Insured will receive a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income each year on Form W-2 or its equivalent.

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6.	DIVISION OF DEATH PROCEEDS.

Subject to Paragraphs 7 and 9 herein, the division of the death proceeds of the Policy(ies) is as follows:

A.	In the event the Insured has not yet Separated from Service at the time of death, then, upon the death of the Insured, the Insured’s Beneficiary(ies) shall be entitled to receive an amount equal to the lesser of: One Million, Five Hundred Thousand Dollars ($1,500,000) or Fifty Percent (50%) of the NAR on all policies issued on the life of the Insured.

B.	Should the Insured Separate from Service for any reason other than death (the circumstances of which are governed by Paragraph 6A), then neither the Insured nor the Insured’s Beneficiary(ies) shall be entitled to receive any amount of the Policy(ies) proceeds pursuant to this Agreement.

C.	The Bank may select which Policy(ies) shall be used to pay benefits due under this Agreement.

D.	The Bank and the Insured (or assignees) shall share in any interest due on the death proceeds on a pro rata basis as the proceeds due each respectively bears to the total proceeds, excluding any such interest.

E.	Any refund of unearned premium as provided in any Policy(ies) shall be paid to the Bank.

7.	ACCELERATED BENEFIT IN THE EVENT OF AN UNFORESEEABLE EMERGENCY AND DIVISION OF CASH SURRENDER VALUE OF THE POLICY(IES).

Provided (a) the Insured’s right to receive benefits under this Agreement has not terminated pursuant to the provisions of Paragraph 9 herein, (b) the Policy(ies) provides for such option through an accelerated benefit or living benefit rider (i.e., generally requiring that the Insured is either terminally or chronically ill), and (c) the Insured has an unforeseeable Emergency as a result of such terminal or chronic illness, then the Insured shall have the right to request, in writing, the full amount to which he is entitled under this Agreement, and subject to any further limitation on dollar amounts imposed by the Policy(ies). Any Accelerated Benefit paid to the Insured hereunder shall be deducted from any amounts to which the Insured or his Beneficiary(ies) may thereafter become entitled pursuant to the provisions of Paragraph 6 above. Neither Bank nor Corrigan & Company (PFIS) make any representations or warranties about the tax consequences of such a request for accelerated or living benefits.

In addition, and subject to the forgoing, at all times prior to the Insured’s death, the Bank shall be entitled to an amount equal to the Policy(ies)’s cash value, as that term is defined in the Policy(ies) contract, less any Policy loans, accelerated benefits and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable surrender charges. Such cash value shall be determined as of the date of surrender or death as the case may be.

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8.	RIGHTS OF PARTIES WHERE POLICY(IES) ENDOWMENT OR ANNUITY ELECTION EXISTS.

In the event the Policy(ies) involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits, on expiration of the deferment period, shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be considered to be like death proceeds for the purposes of division under this Agreement.

9.	TERMINATION.

This Agreement shall terminate as to the Insured upon the Insured’s Separation from Service, upon the mutual written agreement of the Bank and the Insured, or upon distribution of the death benefit proceeds in accordance with Paragraph 6 above. In addition, this Agreement shall also terminate in the event the Insured requests and receives an Accelerated Benefit in an amount equal to the amount he is (or may be) entitled to receive pursuant to the provisions of Paragraph 6 above.

10.	INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS.

The Insured may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the subject Policy(ies) nor any rights, options, privileges or duties created under this Agreement.

11.	AGREEMENT BINDING UPON THE PARTIES.

This Agreement shall bind the Insured and the Bank, their heirs, successors, personal representatives and assigns.

12.	ADMINISTRATIVE AND CLAIMS PROVISIONS.

The following provisions are part of this Agreement and are intended to meet the requirements of ERISA:

A.	Named Fiduciary and Plan Administrator.

The Named Fiduciary and Plan Administrator (hereinafter “Administrator) of this Endorsement Method Split Dollar Agreement shall be the Board of Directors of the Bank. The Administrator may designate a replacement Administrator at any time, or may delegate to others certain aspects of the management and operation responsibilities of the Plan, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

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B.	Dispute Over Benefits.

In the event a dispute arises over the benefits under this plan and benefits are not paid to the Insured (or to the Insured’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above in accordance with the following procedures:

(i)	Written Claim. The claimant may file a written request for such benefit to the Plan Administrator.

(ii)	Claim Decision. Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;
(b)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(d)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(iii)	Request for Review. Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then the claimant (or his duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim.

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The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(iv)	Decision on Review. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. If the claim is denied in whole or in part, the notification shall set forth:

(a)	The specific reasons for the denial;
(b)	A reference to the specific provisions of the Agreement on which the denial is based;
(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and
(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

13.	GENDER.

Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

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14.	INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT.

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as herein developed upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy(ies) provisions shall fully discharge the Insurer from any and all liability.

15.	SEVERABILITY AND INTERPRETATION.

If a provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

16.	APPLICABLE LAW.

The laws of the State of California shall govern the validity and interpretation of this Agreement.

17.	EFFECT OF THE LIFE INSURANCE POLICY’S CONTESTABILITY CLAUSES.

The parties herein understand and agree that the payment of the benefits provided herein are subject to the Life Insurance Policy’s suicide and contestability clauses and other such clauses, and if such clauses preclude the Insurer from paying the full death proceeds, then, in such event, no death benefits of whatever nature shall be payable to the Insured’s (or the Insured’s Assignee’s) beneficiary(ies) under this Joint Beneficiary Agreement.

This Agreement shall be effective as of the date first set forth above.

UNITED BUSINESS BANK

By: /s/ Keary L. Colwell	By: /s/ George J. Guarini
Insured

Title: CFO	Date: April 17, 2018

Date: April 17, 2018

[Beneficiary Designation Form Intentionally Omitted]

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